                       [LOGO OF AUTOTOTE APPEARS HERE]



                                                                  March 1, 1999

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Autotote Corporation to be held at 2:00 p.m., local time, on Monday, April 12, 1999, at the Hotel du Pont, Eleventh and Market Streets, Wilmington, Delaware.

  At the Annual Meeting you will be asked to elect five Directors and to ratify the appointment of KPMG LLP as independent accountants for the Company's next fiscal year.

  The Board of Directors recommends that you vote FOR the election of all five nominees as Directors and FOR ratification of the appointment of the independent accountants.

  Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Annual Meeting. Therefore, regardless of the number of shares you own, please sign, date and mail the enclosed proxy in the return envelope provided.

  At the Annual Meeting, we will also report to you on the Company's current operations and goals for 1999. Members of the Board of Directors and management will be pleased to respond to any questions you may have.

                                          Sincerely,

                                          A. Lorne Weil
                                          Chairman of the Board

               ------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

               ------------------------------------------------

  Notice is hereby given that the Annual Meeting of Stockholders of Autotote Corporation (the "Company") will be held at 2:00 p.m., local time, on Monday, April 12, 1999, at the Hotel du Pont, Eleventh and Market Streets, Wilmington, Delaware, for the following purposes:

  1. To elect five members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

  2. To ratify the appointment of KPMG LLP as independent accountants for the Company for the fiscal year ending October 31, 1999.

  3. To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof. The Board of Directors is not presently aware of any such matter.

  All holders of record of the Company's Class A Common Stock at the close of business on February 19, 1999 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. A list of these holders will be open to the examination of stockholders at the Hotel du Pont, Eleventh and Market Streets, Wilmington, Delaware for ten days prior to the date of the meeting and during the meeting itself.

  Whether or not you plan to be personally present at the Annual Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                          By Order of the Board of Directors
                                          MARTIN E. SCHLOSS
                                          Vice President, General Counsel and
                                           Secretary

Dated: March 1, 1999

                             AUTOTOTE CORPORATION
                       750 Lexington Avenue, 25th Floor
                           New York, New York 10022

                               -----------------

                                PROXY STATEMENT

                               -----------------

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Autotote Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders to be held on Monday, April 12, 1999, at 2:00 p.m., local time, at the Hotel du Pont, Eleventh and Market Streets, Wilmington, Delaware, and any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the Notice of Annual Meeting of Stockholders. It is expected that this Proxy Statement and enclosed form of proxy will be mailed to stockholders commencing on or about March 3, 1999.

  All holders of the Company's Class A Common Stock, $.01 par value per share (the "Common Stock"), at the close of business on February 19, 1999, the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting, will be entitled to vote at the Annual Meeting. At the close of business on February 19, 1999, a total of 36,026,115 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on all matters that properly come before the Annual Meeting. The shares of Common Stock represented by a properly signed and returned proxy card will be voted in the manner specified by the stockholder. If no instructions are specified in a signed and returned proxy card, the shares will be voted FOR the election of the five nominees for director named in this Proxy Statement and FOR ratification of the appointment of KPMG LLP as independent accountants. A proxy may be revoked at any time prior to its being voted by delivering written notice to the Secretary of the Company, by submitting a new proxy bearing a later date or by voting in person at the Annual Meeting.

  The Company is not aware of any matter other than those described in this Proxy Statement that will be acted upon at the Annual Meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.

  The annual report of the Company for the fiscal year ended October 31, 1998 is being mailed to the Company's stockholders with this proxy statement.

Voting

  A majority of the shares outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., shares held by brokers or nominees that the broker or nominee does not have discretionary power to vote on a particular matter, and as to which instructions have not been received from the beneficial owners or persons entitled to vote) will count as shares that are present and entitled to vote for purposes of determining a quorum. Assuming a quorum is present, directors will be elected by a plurality of the votes cast by proxy or in person at the Annual Meeting. Approval of any matter other than the election of directors requires the affirmative vote of a majority of the number of shares entitled to vote, present in person or represented by proxy, at the Annual Meeting. In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes. With respect to ratification of the appointment of the independent accountants, abstentions are considered to be shares present and entitled to vote and will have the effect of a negative vote on the matter, and broker non-votes are not counted as shares eligible to vote and will have no effect on the outcome of the matter.

Security Ownership

  The following table sets forth certain information as of January 31, 1999 as to the security ownership of those persons known to the Company to be the beneficial owners of more than five percent of the outstanding Common Stock of the Company, each of the Company's directors, each of the executive officers named in the Summary Compensation Table below, and all of the Company's directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

                            Shares of Common Stock

Name                                                    Number(1)     Percent(1)
----                                                    ---------     ----------
Oaktree Capital Management, LLC........................ 8,119,300(2)    21.49%
 333 South Grand Avenue
 Los Angeles, CA 90071
State of Wisconsin Investment Board.................... 3,036,553(3)     8.43%
 P.O. Box 7842
 Madison, WI 54707
A. Lorne Weil.......................................... 2,020,558(4)     5.39%
 750 Lexington Avenue, 25th Floor
 New York, New York 10022
Larry J. Lawrence...................................... 1,860,474(5)     5.15%
 c/o Allegra Partners
 515 Madison Avenue, 29th Floor
 New York, New York 10022
Alan J. Zakon..........................................   863,982(6)     2.39%
Marshall Bartlett......................................   110,832(7)        *
Sir Brian G. Wolfson...................................   200,832(8)        *
Gerald Lawrence........................................   198,500(9)        *
Martin E. Schloss......................................   192,500(10)       *
William Luke...........................................   150,000(11)       *
All directors and executive officers as a group
 (consisting of 8 persons)(4)(5)(6)(7)(8)(9)(10)....... 5,521,678(12)   14.43%

--------
*  Represents less than 1% of the outstanding shares of Common Stock.

 (1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Owners of options, warrants or other convertible securities exercisable within 60 days of January 31, 1999 are deemed to be the beneficial owners of the securities which may be acquired. The percentage of outstanding securities reported reflects the assumption that only the person whose ownership is being reported has exercised his options or warrants.

 (2) Based on a Schedule 13D/A jointly filed with the Securities and Exchange Commission on December 15, 1998 by Oaktree Capital Management LLC ("Oaktree"), the OCM Opportunities Fund L.P. (the "Opportunities Fund") and the OCM Principal Opportunities Fund L.P. (the "Principal Fund"). Includes 4,785,492 shares, and 1,680,000 shares issuable upon conversion of debentures, held by the Opportunities Fund, representing 17.15% of the outstanding Common Stock and 1,435,800 shares held by the Principal Fund, representing 3.99% of the outstanding Common Stock. Also includes 148,008 shares, and 70,000 shares issuable upon conversion of debentures, held by a third party account. Oaktree is the general partner of each of the Funds and investment manager of the third party account and may be deemed to beneficially own all of such shares.

 (3) Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 2, 1999.

 (4) Includes (a) 1,429,750 shares issuable upon exercise of stock options, and (b) 28,691 shares issuable upon exercise of a warrant.

 (5) Includes 87,500 shares issuable upon exercise of a stock option.

 (6) Includes 107,500 shares issuable upon exercise of stock options.

 (7) Includes 67,500 shares issuable upon exercise of stock options.

 (8) Includes (a) 82,500 shares issuable upon exercise of stock options, and
     (b) 25,000 shares held by Millco Limited as nominee.

 (9) Includes 187,500 shares issuable upon exercise of stock options.

(10) Includes 177,500 shares issuable upon exercise of stock options.

(11) Consists of 150,000 shares issuable upon exercise of stock options. Mr. Luke served the Company's Vice President and Chief Financial Officer during fiscal 1998 and resigned such positions effective as of November 4, 1998.

(12) Includes (a) 2,212,250 shares issuable upon exercise of stock options, and (b) 28,691 shares issuable upon exercise of a warrant. Excludes 150,000 shares issuable upon exercise of options held by Mr. Luke.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Based solely on its review of the copies of the reports that the directors, officers and ten percent holders filed with the SEC and on the representations made by the Company's officers and directors, the Company believes that all filing requirements applicable to its officers, directors and 10% holders were complied with during fiscal 1998, except that A. Lorne Weil, Larry J. Lawrence and Alan J. Zakon each filed a late Form 4 with respect to the sale of a warrant indirectly held by Mr. Lawrence, and the purchase, as to one-half of the rights subject thereto, by each of Mr. Weil and Mr. Zakon; and the OCM Opportunities Fund, L.P. filed a late Form 3 and a late Form 5 which disclosed 42 acquisitions over a period of seven months.

Cost of Solicitation

  Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies in person or by telephone or telegram. The Company also has retained D.F. King & Co., Inc. to assist in soliciting proxies at a fee of $4,000 plus reimbursement of reasonable out-of-pocket costs and expenses.

                       PROPOSAL 1--ELECTION OF DIRECTORS

Nominees

  The Board has set the number of directors to be elected for the coming year at five. Each director shall be elected at the Annual Meeting of Stockholders for a term of one year and until his successor is duly elected and qualified. The Board recommends that the stockholders elect the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named below unless otherwise indicated. Cumulative voting is not permitted. Each nominee is presently a director of the Company. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting for reasons not now known to the Company, the proxies named in the enclosed proxy may vote for a substitute nominee at their discretion. Certain information regarding the nominees as of January 31, 1999 is set forth below.

                                                                       Director
Name                         Age Position                               Since
----                         --- --------                              --------
A. Lorne Weil...............  53 Chairman of the Board, President and
                                 Chief Executive Officer(1)              1989
Marshall Bartlett...........  73 Director(2)                             1991
Larry J. Lawrence...........  56 Vice Chairman of the Board(1)(2)(3)     1989
Sir Brian G. Wolfson........  63 Director(3)                             1988
Alan J. Zakon...............  63 Director(1)(2)(3)                       1993

--------
(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Compensation and Stock Option Committee

  Mr. A. Lorne Weil has been a director of the Company since December 1989, Chairman of the Board since October 31, 1991, Chief Executive Officer of the Company since April 1992 and President of the Company since August 1997. Mr. Weil held various senior management positions with the Company and its subsidiaries from October 1990 to April 1992 and was a director and consultant to Autotote Systems, Incorporated from 1982 until it was acquired by the Company in 1989. Mr. Weil was President of Lorne Weil, Inc., a firm providing strategic planning and corporate development services to high technology industries, from 1979 to November 1992. Mr. Weil is currently a director of Fruit of the Loom, Inc. and General Growth Properties, Inc.

  Mr. Marshall Bartlett has been a director of the Company since December 1991. Mr. Bartlett acted as a consultant to the Company from June 1994 to June 1995 and was employed by the Company in various capacities from June 1993 to June 1994. Mr. Bartlett was Executive Vice President and Chief Operating Officer of Bourns Inc., an electronic component manufacturer, from 1979 until his retirement in 1991.

  Mr. Larry J. Lawrence has been a director of the Company since December 1989 and Vice Chairman of the Board since August 1997. Mr. Lawrence is co-founder and since 1985 has been managing partner of Lawrence Venture Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith, a private equity fund manager. He has been managing partner of LTOS II Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith II, since 1990 and has been the general partner of Allegra (formerly LSH) Partners III, L.P., the general partner of Allegra Capital Partners III, L.P. (formerly Lawrence, Smith & Horey III), since May 1995. Mr. Lawrence served as a director of Autotote Systems, Incorporated until it was acquired by the Company in 1989. Mr. Lawrence is currently a director of several private companies.

  Sir Brian G. Wolfson has been a director of the Company since 1988. Sir Brian served as Vice Chairman of the Company's Board of Directors from May 1995 to August 1997 and as Acting President and Chief Executive Officer of the Company from June 1991 to October 1991. Sir Brian served as Chairman from 1987 to May 1995, and as Deputy Chairman from May 1995 to September 1995, of Wembley plc, a United Kingdom corporation.

Sir Brian is currently Chairman of the Board of Natural Health Trends Corp., and a director of Fruit of the Loom, Inc. and Playboy Enterprises, Inc.

  Mr. Alan J. Zakon has been a director of the Company since 1993 and Chairman of the Executive Committee of the Board since August 1997. Mr. Zakon served as Vice Chairman of the Company's Board of Directors from May 1995 to August 1997. Mr. Zakon served as a managing director of Bankers Trust Corporation from 1989 to April 1995, and as Chairman of the Strategic Policy Committee of Bankers Trust Corporation from 1989 to 1990. Mr. Zakon served as Chairman of the Board of Boston Consulting Group from 1986 until 1989. Mr. Zakon is currently a director of MicroFinancial Inc. and Arkansas Best Corporation.

         THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE FIVE NOMINEES.

Meetings of the Board of Directors and Committees

  The Board of Directors held a total of five meetings during fiscal 1998 and consists of A. Lorne Weil, Marshall Bartlett, Larry J. Lawrence, Sir Brian G. Wolfson and Alan J. Zakon. All directors attended each meeting of the Board, and of the committees of the Board of which they were members that were held during fiscal 1998, except as indicated below.

  The Audit Committee of the Board of Directors consists of Larry J. Lawrence (Chairman), Marshall Bartlett and Alan J. Zakon and met two times during fiscal 1998. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for approving their services and for reviewing and evaluating, with the independent auditors and management, the Company's accounting policies and its system of internal accounting controls.

  The Compensation and Stock Option Committee of the Board consists of Alan J. Zakon (Chairman), Larry J. Lawrence and Sir Brian G. Wolfson and met five times during fiscal 1998. Mr. Wolfson attended three of the five meetings held during fiscal 1998. The Compensation and Stock Option Committee determines the compensation of executive officers of the Company, makes recommendations to the Board with regard to the adoption of new employee benefit plans, and administers and approves awards under the Company's compensation plans including the Annual Incentive Compensation Plan, the 1984 Stock Option Plan, as amended, the 1992 Equity Incentive Plan, as amended and restated (the "1992 Plan"), the 1995 Equity Incentive Plan, as amended, and the 1997 Incentive Compensation Plan, as amended (the "1997 Plan").

  The Executive Committee of the Board consists of Alan J. Zakon (Chairman), Larry J. Lawrence and A. Lorne Weil and met five times during fiscal 1998. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company between regular meetings of the full Board of Directors, subject to Delaware law.

  The Company has no nominating committee.

  During fiscal 1998, no director attended fewer than 80% of the total number of meetings of the Board and the committees of the Board on which he served.

                 EXECUTIVE COMPENSATION; CERTAIN ARRANGEMENTS

Executive Compensation

  The following table shows the compensation awarded or paid by the Company for services rendered for the years ended October 31, 1996, 1997 and 1998 to the Chief Executive Officer and the individuals who, in fiscal 1998, were the other highest paid Executive Officers of the Company who received in excess of $100,000 in salary and bonuses in that year (collectively the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                       Long Term
                           Annual Compensation        Compensation
                          ------------------------    ------------
                                                         Awards
                                                         ------
                                                       Securities
                                                       Underlying   All Other
        Name and               Salary     Bonus(1)      Options    Compensation
   Principal Position     Year   ($)        ($)           (#)          ($)
   ------------------     ---- -------    --------    ------------ ------------
A. Lorne Weil............ 1998 475,000    683,068(2)    100,000       12,800(3)
 President and            1997 441,000    441,000       200,000       12,800(4)
 Chief Executive Officer  1996 441,400(5)     --        273,000       17,200(6)
William Luke(7).......... 1998 257,500     85,738        23,000        8,000(3)
 Vice President and       1997 250,000    109,700       150,000       30,700(4)
 Chief Financial Officer  1996 168,300        --        150,000          --
Gerald Lawrence.......... 1998 245,700     91,799        23,000        8,000(3)
 Executive Vice President 1997 230,000     93,700       150,000       19,100(4)
                          1996 219,300        --        150,000       11,100(6)
Martin E. Schloss........ 1998 225,000     78,372        23,000        8,000(3)
 Vice President, General  1997 210,000     89,800       150,000        8,000(4)
 Counsel and Secretary    1996 195,000        --        100,000        7,500(6)

--------
(1) See "Report of the Compensation and Stock Option Committee," which describes performance based bonuses awarded to the Named Executive Officers. Bonuses paid in any fiscal year are based on results of the previous year.

(2) Consists of (i) a cash signing bonus in the amount of $275,000 payable in connection with Mr. Weil entering into a new employment agreement with the Company as of November 1, 1997, and (ii) a year-end bonus of $408,068 for fiscal 1998, payment of which has been deferred by Mr. Weil pursuant to the Company's Deferred Compensation Plan.

(3) Amounts of All Other Compensation for fiscal 1998 include the following:
    (i) Contributions to the Company's defined contribution retirement plan for salaried employees:
          Mr. Weil, $8,000; Mr. Luke, $8,000, 40% of which contribution was unvested on Mr. Luke's last date of employment; Mr. G. Lawrence, $8,000; Mr. Schloss, $8,000.
    (ii)  Life insurance coverage: Mr. Weil, $4,800.

(4) Amounts of All Other Compensation for fiscal 1997 include the following:
    (i) Contributions to the Company's defined contribution retirement plan for salaried employees:
          Mr. Weil, $8,000; Mr. Luke, $4,300, 40% of which contribution was unvested on Mr. Luke's last date of employment; Mr. G. Lawrence, $8,000; Mr. Schloss, $8,000.
    (ii)  Life insurance coverage: Mr. Weil, $4,800.

    (iii) Automobile allowance: Mr. G. Lawrence, $800.
    (iv)  Relocation reimbursement: Mr. Luke, $26,400; Mr. G. Lawrence, $10,300.

(5) Mr. Weil's 1996 annual compensation consisted of $430,000 in base salary plus a CPI adjustment of $11,400 owed during fiscal year 1995.

(6) Amounts of All Other Compensation for fiscal 1996 include the following:
    (i) Contributions to the Company's defined contribution retirement plan for salaried employees:
          Mr. Weil, $7,500; Mr. G. Lawrence, $7,500; Mr. Schloss, $7,500.
    (ii)  Life insurance coverage: Mr. Weil, $9,700.
    (iii) Automobile allowance: Mr. G. Lawrence, $3,600.

(7) Mr. Luke served as the Company's Vice President and Chief Financial Officer during fiscal 1998 and resigned such positions effective as of November 4, 1998.

Stock Options

  The following table sets forth information regarding stock options granted to the Named Executive Officers during the fiscal year ended October 31, 1998.

                                                                          Potential
                                                                         Realizable
                                                                            Value
                                                                         at Assumed
                                                                        Annual Rates
                                                                          of Stock
                                                                            Price
                                                                        Appreciation
                            Options Granted in Fiscal Year 1998              for
                                    Individual Grants(1)               Option Term(2)
                         ------------------------------------------   -----------------
          (a)               (b)         (c)       (d)       (e)         (f)      (g)
------------------------ ---------- ----------- -------- ----------   -------- --------
                         Number of  % of Total
                         Securities   Options
                         Underlying Granted to
                          Options   Employees   Exercise
                          Granted       in       Price   Expiration      5%      10%
  Name                      #(3)    Fiscal Year  ($/Sh)     Date        ($)      ($)
  ----                   ---------- ----------- -------- ----------   -------- --------
A. Lorne Weil...........  100,000      13.66%    $2.75     5-20-08    $172,946 $438,279
William Luke(4).........   23,000       3.14%    $2.75    12-31-00(4) $  8,606 $ 17,900
Gerald Lawrence.........   23,000       3.14%    $2.75     5-20-08    $ 39,778 $100,804
Martin E. Schloss.......   23,000       3.14%    $2.75     5-20-08    $ 39,778 $100,804

--------

(1) These options were granted under the Company's 1997 Plan which was approved by the stockholders of the Company on August 13, 1997, and the provisions of the options are governed by the plan and the recipient's option agreement. The options entitle the holder to purchase shares of Common Stock at a price which is equal to the fair market value of the stock on the date the option was granted. Payment of this price may be made in cash or, subject to certain requirements, through delivery of shares of Common Stock or other consideration. The payment of withholding taxes due upon exercise of the option may be made with shares of Common Stock.

(2) Represents the product of (i) the difference between (A) the per-share fair market price at the time of the grant compounded annually at the assumed rate of appreciation over the term of the option, and (B) the per-share exercise price of the option, and (ii) the number of shares underlying the grant at October 31, 1998.

(3) These options become exercisable in four equal annual installments beginning on May 21, 1999, or in full as of the time of a change in control (as defined in the plan). During the 60-day period preceding a change in control, the option holder may, in lieu of exercise, be entitled to elect to receive payment in cash of the excess of the change in control price (as defined in the plan) over the exercise price with respect to the unvested portion of the option. The vesting of these options may also accelerate in the event the holder's employment is terminated at the time of or within two years following a change in control pursuant to the agreements between the Company and the Named Executive Officers (the "Employee Agreements") entered into as of November 1, 1997 (see "Certain Arrangements Between the Company and its Directors and Officers--Employee Agreements"). Mr. Weil's option may become fully exercisable pursuant to his Employee Agreement if his employment terminates in other circumstances, including retirement, death and disability, and the period of exercise of such option may be longer than the period described below for other holders, though no later than the expiration date of the option. The options may not be pledged or encumbered and may not be transferred otherwise than by will, the laws of descent and distribution or to the designated beneficiary on file with the Company; upon the death of a holder, the recipient's option agreement provides that the portion of the option which was vested immediately prior to his death may be exercised for a period of one year following his death, though no later than the expiration date of the option. In the event of a termination of employment by the Company other than for cause, or death, an option holder has the right to exercise such option at any time within (x) the three months following such termination, or (y) the period provided for pursuant to the Employee Agreements, though in either case no later than the expiration date of the option, for the full number of shares that was exercisable at the time of termination, or such greater number pursuant to the aforesaid Agreements. In the event of termination for cause, the option shall be canceled upon termination.

(4) Mr. Luke's option will expire on December 31, 2000 pursuant to his severance arrangement with the Company. The acceleration provisions provided for under the aforesaid Employee Agreements do not apply to Mr. Luke's option.

  The following table sets forth information for the Named Executive Officers with respect to fiscal 1998 year-end option values.

                        Aggregated Option Exercises in
            Fiscal Year 1998, and 1998 Fiscal Year-End Option Value

          (a)                (b)         (c)             (d)                (e)
          ---            ----------- ----------- ------------------- -----------------
                                                      Number of
                                                     Securities          Value of
                                                     Underlying         Unexercised
                                                     Unexercised       In-the-Money
                                                     Options at         Options at
                                                    Oct. 31, 1998      Oct. 31, 1998
                           Shares                        (#)                ($)
                         Acquired on    Value       Exercisable/       Exercisable/
          Name           Exercise(#) Realized($)    Unexercisable      Unexercisable
          ----           ----------- ----------- ------------------- -----------------
A. Lorne Weil...........     -0-         -0-     1,311,500 / 386,500 $28,125 / $84,375
William Luke............     -0-         -0-       112,500 / 210,500 $21,094 / $63,281
Gerald Lawrence.........     -0-         -0-       112,500 / 210,500 $21,094 / $63,281
Martin E. Schloss.......     -0-         -0-       127,500 / 185,500 $14,063 / $42,188

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

  The Compensation and Stock Option Committee (the "Committee") of the Board of Directors of the Company for fiscal 1998 consisted of Alan J. Zakon, Larry
J. Lawrence and Sir Brian G. Wolfson. The Committee's responsibilities include determining the compensation of the Company's executive officers, making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans, and administering and making awards under the Company's compensation and stock option plans. No member of this Committee was an officer or employee of the Company during fiscal 1998.

Compensation Components and Philosophy

  The principal components of the Company's compensation program consist of base salaries, cash bonuses and stock options. The Company's compensation program is designed to align management and stockholder interests by providing incentive compensation through stock option awards and performance-based bonuses. The Committee receives input from the Company's Chief Executive Officer and other senior managers in the Company and reviews their proposals concerning executive compensation before making a final determination concerning the scope and nature of compensation arrangements. It is the Company's current policy to establish, structure and administer compensation plans and arrangements so that the deductibility to the Company of such compensation will not be limited under Section 162(m) of the Internal Revenue Code.

 Executive Officer Compensation

  Base salaries for key employees are reviewed by the Committee on an annual basis in conjunction with the Company's annual budget for the upcoming fiscal year. The Company's philosophy is to provide base salaries at a level comparable to positions of similar responsibility in similar companies and industries in order to retain the services of key employees who are in a position to make significant contributions to the Company's attainment of its objectives.

 Annual Incentive Compensation

  During fiscal 1996, the Company established an annual incentive compensation plan which provides bonus opportunities for the Company's key executive personnel based on three criteria: (1) the Company's overall financial performance relative to the budget for a given fiscal year as approved by the Board of Directors, (2) the financial performance of individual business units of the Company for executives directly involved with the operation of those units, and (3) a qualitative assessment by the Committee of individual performance not directly measurable by financial results pursuant to recommendations made by the Chief Executive Officer and other senior managers in the Company. Financial performance for the Company and its business units was principally measured by attainment of "EBITDA" (Earnings Before Interest, Taxes, Depreciation and Amortization) targets for 1998. Potential payments under the annual incentive compensation plan during fiscal 1998 ranged from 25% to 50% of base salary for executives other than the Chief Executive Officer. The purpose of the plan is to reward employees who have made significant contributions to the Company's achievement of its objectives and to provide an incentive for further contributions. Bonuses were paid under the plan to executives of the Company for fiscal 1998 for the achievement by the Company and its business units of certain financial performance targets as well as various strategic objectives during the fiscal year which significantly strengthened and expanded the Company's businesses, including the following:

  . Obtaining and completing first shipments of an order for up to 20,000 EXTREMA(TM) lottery terminals.

  . Implementation of new lotteries in Connecticut, Dominican Republic and Barbados; and selection as lottery supplier for Montana.

  .  Startup of race book operations at the Mohegan Sun Casino.

  .  Acquisition of all pari-mutuel wagering in The Netherlands.

  .  Successful launch of OTBs in Germany.

  .  Commencement of the Company's NASRIN(TM) communications business.

Fiscal 1998 bonuses to the Named Executive Officers pursuant to this plan totaled $663,977.

 Stock Option Plan

  While base salary and the annual incentive compensation components are tied to employee responsibility and the Company's financial performance and progress in achieving strategic goals, the purpose of stock option grants is to align stockholder and employee interests by providing a component of compensation tied directly to the performance of the Company's stock price. During fiscal 1998, grants of options to purchase a total of 169,000 shares of Common Stock were made to the Named Executive Officers of the Company at the exercise price of $2.75 per share.

 CEO Compensation

  Effective November 1, 1997, the Company and A. Lorne Weil entered into a three-year employment agreement (the "Weil Employment Agreement"). Pursuant to the Weil Employment Agreement, Mr. Weil received a cash signing bonus of $275,000, and a base salary of $475,000 for fiscal 1998. The Weil Employment Agreement provides Mr. Weil with an opportunity to earn annual incentive compensation in amounts determined by the Committee in accordance with the Company's annual incentive compensation plan, provided that the opportunity shall not be less than 25% of his base salary for achievement of target level performance, an additional amount of not less than 25% of his base salary for achievement of a specified level of performance in excess of the target level, and an additional amount, in the Board's discretion, of up to 50% of his base salary upon achievement of strategic objectives. Mr. Weil was awarded a fiscal year-end bonus of $408,068, as a result of the Company and Mr. Weil having achieved the financial and performance objectives referred to above. The payment of Mr. Weil's bonus was deferred by Mr. Weil pursuant to the Company's Deferred Compensation Plan.

                                        Compensation and Stock Option Committee
                                                    Alan J. Zakon, Chairman
                                                       Larry J. Lawrence
                                                       Brian G. Wolfson

Compensation Committee Interlocks and Insider Participation

  The Compensation and Stock Option Committee of the Board of Directors consisted of Alan J. Zakon (Chairman), Larry J. Lawrence and Sir Brian G. Wolfson during fiscal 1998.

  Alan J. Zakon received an annual retainer of $75,000 for serving as Chairman of the Executive Committee of the Board during fiscal 1998; and Larry J. Lawrence received an annual retainer of $150,000 for serving as Vice Chairman of the Board during fiscal 1998 (see "Certain Arrangements Between the Company and its Directors and Officers--Directors' Compensation" below).

  For information relating to an offer by the Company to amend warrants originally issued as of October 31, 1991, which warrant holders include certain members of the Compensation and Stock Option Committee, see "Certain Transactions" below.

Certain Arrangements Between the Company and its Directors and Officers

 Deferred Compensation

  During fiscal 1998, the Board adopted a non-qualified deferred compensation plan (the "Deferred Compensation Plan"), and established a "grantor trust" to assist it in meeting its obligations under the plan. The plan enables eligible employees and directors to defer receipt of a part of their compensation to a future year. The individuals eligible to participate in the plan consist of
(x) certain key employees selected by the Company each year (for fiscal 1998 and 1999, all of the annual incentive compensation plan participants) with respect to up to 100% of the compensation which may be payable as any end-of-year bonus, for fiscal 1998 and thereafter, and (y) all of the non-employee directors of the Company, with respect to up to 100% of the fees which may be payable for director services, for fiscal 1999 and thereafter. Deferral elections generally must be made prior to the beginning of the Company's fiscal year for which compensation is paid. It is intended that amounts deferred under the Deferred Compensation Plan will not be subject to any federal and, in most cases, state and local income taxes until participants receive payment from the plan. Accounts will be maintained for each of the participants, who will elect to have their accounts mirror the performance of investment options that the Company may offer from time to time. Unless participants elect to extend a deferral period, deferrals and related earnings will be paid as soon as practicable following the end of the deferral period. Accounts under the

Deferred Compensation Plan may be distributed prior to that date if a participant leaves the Company, dies or becomes disabled, if there is a change in control, if the Company terminates the Plan or, under extremely limited circumstances, in the event of an "unforeseeable emergency". The non-employee directors were not eligible to participate in the Deferred Compensation Plan with respect to their fiscal 1998 compensation. Of the Named Executive Officers, only Mr. Weil elected to defer his fiscal 1998 bonus, which was deposited by the Company into a self-directed deferred compensation account for the benefit of Mr. Weil in December 1998.

 Employee Agreements

  Effective November 1, 1997 (the "Effective Date"), the Company and A. Lorne Weil entered into a three-year employment agreement, pursuant to which Mr. Weil received a cash signing bonus of $275,000. Mr. Weil's agreement was amended by letter dated September 10, 1998 (as amended, the "Weil Employment Agreement"). The Weil Employment Agreement provides for an annual base salary of $475,000, subject to annual increases in accordance with the Consumer Price Index, an opportunity for annual incentive compensation of not less than 25% of his base salary for achievement of target level performance, an additional amount of not less than 25% of his base salary for achievement in excess of the target level, and an additional amount, in the Board's discretion, of up to 50% of his base salary upon achievement of strategic objectives. The term of the Weil Employment Agreement extends automatically each year unless either party serves written notice six months prior to the date upon which such extension would become effective. Pursuant to the Weil Employment Agreement, if the Company terminates Mr. Weil's employment without Cause (as defined in the Weil Employment Agreement), which includes the Company's election not to extend the term, or Mr. Weil terminates his employment for Good Reason (as defined in the Weil Employment Agreement) (i) prior to or more than two years after a Change in Control (as defined in the Weil Employment Agreement), Mr. Weil will be entitled to: (a) receive cash severance over a period of two years in the amount equal to two times the sum of his then current base salary and the annual incentive compensation payable to Mr. Weil upon achievement of the target level of performance for the year of termination; (b) retain all stock options held at termination, such options becoming vested and exercisable at the date of termination, and any such options which were granted on or after the Effective Date or, if previously granted, were not "in the money" on such date, will remain exercisable until the scheduled expiration date of such options; (c) receive a pro rata annual incentive amount, in accordance with a formula, for the year of termination; and (d) continue participation in certain employee benefit plans for a period of two years, but not after age 65, and if such plans do not allow such continuation, to receive payment in lieu of such benefits; (ii) simultaneous with or within two years after a Change in Control, Mr. Weil will be entitled to: (a) receive cash severance in a lump sum equal to three times the sum of his then current base salary and the higher of the average annual incentive compensation paid for the prior three years and the annual incentive compensation payable upon achievement of the target level of performance for the year of termination;
(b) retain all stock options in the manner described above; (c) full vesting and settlement of all deferred stock held at termination; (d) receive a pro rata annual incentive amount for the year of termination; and (e) continue participation in certain employee benefit plans for a period of three years, but not after age 65, and if such plans do not allow such continuation, to receive payment in lieu of such benefits. The Weil Employment Agreement also provides that if Mr. Weil's employment terminates due to retirement, death, or disability, Mr. Weil will be entitled to (a) retain all stock options held at termination, such options becoming vested and exercisable, and such options which were granted on or after the Effective Date will be exercisable until the earlier of three years and the scheduled expiration date of such options; and (b) receive a pro rata annual incentive amount for the year of termination. If Mr. Weil's employment terminates due to disability, Mr. Weil will also be entitled to continue participation in certain employee benefit plans until age 65, and if such plans do not allow such continuation, to receive payment in lieu of such benefits.

  Effective as of November 1, 1997 (the "Effective Date"), the Company entered into a Change in Control Agreement (the "Change in Control Agreements") with each of Gerald Lawrence, Martin E. Schloss, William Luke and DeWayne E. Laird, who assumed the positions of Vice President and Chief Financial Officer of the Company in November 1998, as well as with other executives of the Company and its subsidiaries, though Mr. Luke's Change in Control Agreement has since been terminated (see below). The Change in Control Agreements provide for an initial term of three years ending on October 31, 2000, which extends automatically each year without further action by either party, unless either party serves written notice upon the other party six months prior to the date upon which such extension would become effective. Pursuant to each of the Change in Control Agreements, if the Company terminates the employment of any of the individuals party to the agreement (the "Executives") without Cause (as defined in the Change in Control Agreements), or an Executive terminates his employment for Good Reason (as defined in the Change in Control Agreements), at the time of or within two years following a Change in Control (as defined in the Change in Control Agreements), such Executive will be entitled to: (a) receive cash severance in a lump sum equal to two times the sum of his then current base salary and the higher of the average annual incentive compensation paid to him for the three prior years, and the annual incentive compensation payable to him upon achievement of the target level of performance for the year of termination; (b) retain all stock options held at termination, such options becoming vested and exercisable at the date of termination, and any such options which were granted on or after the Effective Date or, if previously granted, were not "in the money" on such date, will remain exercisable until the earlier of 36 months after termination and the scheduled expiration date of such options; (c) full vesting and settlement of all deferred stock held at termination; (d) receive a pro rata annual incentive amount, in accordance with a formula, for the year of termination; and (e) continue participation in certain employee benefit plans until the earliest of 18 months, the date equivalent benefits are provided by a subsequent employer, and age 65, and if such plans do not allow such continuation, to receive payment in lieu of such benefits.

  The Change in Control Agreements also provide that if an Executive's employment with the Company is terminated without Cause and he is not entitled to the severance described above, the Executive will be entitled to receive a lump sum cash payment equal to his then current base salary.

  The Company and William Luke entered into an agreement and general release in December 1998 in connection with Mr. Luke's resignation of his positions as Vice President and Chief Financial Officer of the Company in November 1998. Pursuant to such arrangements, the Company agreed to (i) pay Mr. Luke cash severance of approximately $270,000 following Mr. Luke's last day of employment on December 31, 1998, (ii) extend the vesting and expiration date of Mr. Luke's stock options for a two-year period ending December 31, 2000, and (iii) pay Mr. Luke a year-end bonus of $85,738 with respect to services rendered during fiscal 1998. All previous arrangements between the Company and Mr. Luke, including the Change in Control Agreement, were terminated upon execution by the parties of the agreement and general release.

 Directors' Compensation

  Effective as of October 23, 1997, each Director who is not an employee of the Company is paid an annual retainer of $30,000, except that the Director who serves as (x) Vice Chairman of the Board is paid $150,000, and (y) Chairman of the Executive Committee is paid $75,000. Directors also receive $1,000 plus expenses for each Board meeting attended, $1,000 plus expenses for each committee meeting attended in person and held on a day other than on which a Board meeting is held and $500 plus expenses for each committee meeting attended that is held on the same day as a Board meeting or that is held by telephone conference call. Members of the Executive Committee do not receive fees for attending meetings thereof.

  On November 1, 1997, each Director of the Company who is not an employee of the Company received an automatic grant of 10,000 shares of Non-Employee Director Restricted Stock pursuant to the 1992 Plan, which plan provides for such grants of stock on an annual basis through and including November 1, 2000. The Board amended the 1992 Plan on September 10, 1998 in order to limit the value of the grants of Non-Employee Director Restricted Stock to $30,000, such that the number of shares granted in the future will equal the lesser of 10,000 and that number having an aggregate value of $30,000 on the date of grant. These awards vest, on a cumulative basis, as to one-third of the shares subject thereto on each of the first three anniversaries of the date of grant or in full if the non-employee director ceases to serve as a director as a result of death, disability, retirement at or after the age of 65, the failure to be renominated or reelected, or in the event of a consolidation or merger of the Company or a sale of substantially all of the Company's assets.

Certain Transactions

  On May 13, 1996, the Company extended a loan to A. Lorne Weil in the principal amount of $250,000, such loan bearing interest at the rate of 5.5% per annum and payable on May 13, 2004. In January 1998, Mr. Weil repaid the loan in full including accrued interest of $22,000.

  Effective November 2, 1998, the Board of Directors authorized the Company to offer an amendment to its Common Stock Purchase Warrants originally issued as of October 31, 1991 (the "Warrants") to certain holders including A. Lorne Weil, Larry J. Lawrence, Alan J. Zakon and The Lorne Weil 1989 Trust (the "Trust"); which amendment would extend the expiration date of the Warrants from October 31, 1999 to October 31, 2002, in consideration for (i) a provision precluding any exercise of such Warrants, except in the event of a change in control (as defined in the Form of Warrant), prior to November 1, 1999, and (ii) an increase of the exercise price from $1.6357 per share to $1.6875 per share. Mr. Weil, Mr. Zakon, and Mr. Lawrence, holders of Warrants to purchase an aggregate of 982,605, 491,881, and 594,914, shares, respectively, of the Company's Common Stock have each elected to amend their respective warrants. The securities in the Trust are held for the benefit of Mr. Weil's children and Mr. Weil disclaims beneficial ownership of such securities.

  Richard Weil, the brother of A. Lorne Weil, is Vice President of International Business Development for Autotote Systems Inc., a subsidiary of the Company. Richard Weil received a base salary of $150,000 and a bonus of $64,658 for fiscal 1998.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return from October 31, 1993 to October 31, 1998 on (a) the Company's Class A Common Stock, (b) the American Stock Exchange ("AMEX") Market Value Index, on which Exchange the Company's shares are traded, (c) a peer group index of companies that provide services similar to those of the Company, consisting of Powerhouse Technologies, International Lottery and Totalisator Systems, Inc., Penn National Gaming and Churchill Downs (the "Peer Group") and (d) a peer group that was previously used by the Company, which consisted of International Game Technology, Powerhouse Technologies, Alliance Gaming and GTECH Holdings (the "Old Peer Group"). The Company chose to select a new peer group due to changes in the Company's operations and markets and changes in the Old Peer Group companies' businesses and markets that made the Old Peer Group less comparable. The Company elected to use a peer group index rather than a published industry or line of business index because the Company is not aware of any such published index of companies which are as comparable in terms of their business. The peer group companies have been weighted based upon their relative market capitalization each year.


                             [GRAPH APPEARS HERE]

              PROPOSAL 2--APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board has appointed KPMG LLP as independent accountants for the Company to examine the Company's financial statements for the current fiscal year ending October 31, 1999 and recommends that the stockholders of the Company ratify that appointment. KPMG LLP has served as the Company's independent accountants for all fiscal years since the fiscal year ended October 31, 1982 and has no relationship with the Company other than that arising from its employment as independent accountants, consultants and assistants in the Company's performance of its internal audit function. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

  The persons named on the enclosed proxy card intend to vote each proxy for ratification of the appointment of KPMG LLP unless such proxy specifies otherwise. If the appointment is not ratified by stockholders, the Board is not obligated to appoint other independent accountants, but the Board will give consideration to such unfavorable vote.

                THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL

                                OTHER BUSINESS

  The Board of Directors has no reason to believe that any other business in addition to the foregoing will be presented at the Annual Meeting, but if any other business is properly presented, votes pursuant to the proxy will be cast thereon in accordance with the judgment of the persons named in the accompanying proxy.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

  Proposals of stockholders intended to be presented at the next annual meeting must be received by the Company at its principal offices, 750 Lexington Avenue, 25th Floor, New York, New York 10022, Attention: Secretary, for inclusion in the Company's proxy materials not later than November 1, 1999, except that if next year's annual meeting is more than thirty days earlier or later than the date of this year's annual meeting, proposals must be received a reasonable time before proxy materials are distributed in connection with next year's annual meeting.

  Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

                                          By Order of the Board of Directors
                                          MARTIN E. SCHLOSS
                                          Vice President, General Counsel and
                                           Secretary

Dated: March 1, 1999

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF STOCKHOLDERS
                             AUTOTOTE CORPORATION

                                APRIL 12, 1999


                 Please Detached and Mail in the Envelope Provided

A  [X] Please mark your
       vote as on this
       example.

                             WITHHOLD
                 FOR All     AUTHORITY
                 NOMINEES   FOR ALL NOMINEES
 1. Election of                                                                                               For  Against Abstain
    Directors:      [_]          [_]        Nominees:  A. Lorne Weil       2.  Ratification of KPMG LLP as     [_]    [_]     [_]
                                                       Marshall Barlett        independent auditors of the
INSTRUCTION: To withhold authority                     Larry J. Lawrence       Company for the  fiscal year
to vote for any individual nominee(s)                  Sir Brian G. Wolfson    ending October 31, 1998.
place an "x" in the left box (FOR ALL                  Alan J. Zahon       3.  On such other matters as may properly come before
NOMINEES) and write that nominee's name                                        the meeting
in the space provided below.
                                                                           This proxy, when properly executed, will be voted in the
                                                                           manner directed herein by the undersigned stockholder.
                                                                           If no direction is given this proxy Will be voted for
                                                                           the direction of all the nominees for director listed
                                                                           above and for Proposal to:

                                                                                Please check if you plan to attend the meeting  [_]

                                                                           Please mark, date and sigh the proxy and return it in
                                                                           The enclosed envelope.

SIGNATURE(S):_________________________ DATED _________________  __________ 1999
             _________________________ DATED _____________________________ 1999
NOTE: Please sign enclosed as your name appears above. For joint accounts must sign. Please give full of signing in a representative capacity.

PROXY

                             AUTOTOTE CORPORATION

          750 Lexington Avenue, 25th Floor, New York, New York 10022

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                ANNUAL MEETING OF STOCKHOLDERS - APRIL 12, 1999


     The undersigned hereby appoints Martin E. Schioss and DeWayne E. Laird, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Class A Common Stock of Autotote Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Autotote Corporation to be held at the Hotel du Pont, Eleventh and Market Streets, Wilmington, Delaware at 2:00 p.m., on Monday, April 12, 1999, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come before the meeting. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked.

                                                                   -------------
                                                                    SEE REVERSE
                        (TO BE SIGNED ON REVERSE SIDE)                  SIDE
                                                                   -------------